Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely pursuant to the Offer to Purchase, dated August 15, 2019, and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TOWER INTERNATIONAL, INC.

at

$31.00 PER SHARE

by

TIGER MERGER SUB, INC.

a direct wholly-owned subsidiary of

AUTOKINITON US HOLDINGS, INC.

Tiger Merger Sub, Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Autokiniton US Holdings, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Tower International, Inc., a Delaware corporation (“Tower”), at a purchase price of $31.00 per Share (the “Offer Price”), in cash, net of applicable withholding, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 15, 2019 (the “Offer to Purchase”), and in the related Letter of Transmittal, dated August 15, 2019 (the “Letter of Transmittal”, which, together with the Offer to Purchase, as each may be amended or supplemented from time to time constitute the “Offer”). The purpose of the Offer is for Parent to acquire control of any and all of the outstanding equity interests in Tower. Parent is controlled by certain private equity funds for which KPS Investors IV, Ltd., a Cayman Islands exempted company, acts as General Partner. Following the consummation of the Offer, and subject to the conditions described in the Offer to Purchase, the Offeror intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 13, 2019 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED, IN WHICH EVENT THE TERM “EXPIRATION TIME” WILL MEAN THE DATE AND TIME TO WHICH THE INITIAL EXPIRATION TIME OF THE OFFER IS SO EXTENDED.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 12, 2019, by and among Parent, the Offeror and Tower (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Tower, with Tower surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each issued and outstanding Share (other than each Share (i) held in treasury by Tower, (ii) owned, directly or indirectly, by Tower, Parent, the Offeror (including any Shares acquired in the Offer) or any of their respective subsidiaries and (iii) held by any stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”)), will be converted into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding, without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Tower will become a wholly-owned subsidiary of Parent. Parent intends to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as the requirements for termination of registration are met following the consummation of the Merger.

The Board of Directors of Tower unanimously (a) determined that it is advisable and in the best interests of Tower and its stockholders to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, including, without limitation, the Offer and the Merger, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including without limitation the Offer and the Merger, are fair to and in the best interests of Tower and its stockholders, (c) approved and declared advisable the Merger Agreement, the Merger, the Offer and the other transactions contemplated by the Merger Agreement, in each case, in accordance with the DGCL, (d) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and (e) recommended that the stockholders of Tower accept the Offer and tender their Shares in and pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things: (a) the number of Shares validly tendered and not properly withdrawn prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” each as defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by the Offeror and its affiliates, representing at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”); (b) the absence of any law or order issued by a governmental authority that prohibits, restrains or enjoins the consummation of the Offer or the Merger; (c) since the date of the Merger Agreement, a Material Adverse Effect (as defined in the Merger Agreement) has not occurred; and (d) the completion of the Marketing Period (the 25 consecutive day marketing period for the debt financing described in the Merger Agreement (calculated in accordance with, and subject to, the conditions set forth in the Merger Agreement)). The Offer is also subject to other conditions as described in the Offer to Purchase, including that the Merger Agreement has not been terminated and certain representations and warranties are true at certain specified dates.

Pursuant to the Merger Agreement, to the extent permitted by law, the Offeror expressly reserves the right to increase the Offer Price, to waive certain conditions to the Offer (other than the Minimum Condition), to modify the terms of the Offer and, under certain circumstances described in the Merger Agreement, to terminate the Offer if the conditions to the Offer are not satisfied. However, pursuant to the Merger Agreement, Parent and the Offeror each has agreed that it will not, without the prior written consent of Tower: (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) impose conditions to the Offer that are in addition to the conditions to the Offer, or modify or amend any existing conditions to the Offer, in a manner that is adverse to Tower stockholders, (e) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (f) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (g) otherwise amend, modify or supplement the Offer in any manner adverse to Tower’s stockholders.

Subject to the terms and conditions of the Merger Agreement, the Offer will (or in the case of clause (d) below, may) be extended, among other things, (a) for the minimum period as required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE; (b) if, at the Expiration Time, Tower brings or has brought any proceeding to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror; (c) if, at the Expiration Time, any of the conditions to the Offer have not been satisfied or waived by Parent and the Offeror; and (d) if, at the Expiration Time, the full amount of the debt financing described in the Merger Agreement has not been funded and will not be available to be funded at the time of acceptance for payment of Shares validly tendered and not properly withdrawn pursuant to the Offer and at the consummation of the Merger, subject to certain conditions, and in each case of (b) through (d) provided that such extension is not beyond 5:00 P.M., New York City time, on November 9, 2019. No subsequent offering period will be available following the Expiration Time. Parent and the Offeror have the right to terminate the Merger Agreement and the Offer in certain circumstances, as described in the Offer to Purchase, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time unless the Merger Agreement has been terminated in accordance with its terms.

Any extension of the Offer, waiver or amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

Upon the terms and subject to the conditions of the Offer, the Offeror will, prior to 9:00 A.M., New York City time on the business day immediately following the Expiration Time, irrevocably accept for payment, and, at or as promptly as practicable thereafter (but in any event, within two business days following acceptance for payment (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn, if and when the Offeror gives oral or written notice to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary and Paying Agent”) of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company, (b) a Letter of Transmittal, properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents reasonably required by the Depositary and Paying Agent. Stockholders who are unable to deliver any required document to the Depositary and Paying Agent by the Expiration Time may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the Notice of Guaranteed Delivery. For the tender to be valid, the Depositary and Paying Agent must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery.

Tendering stockholders who have Shares registered in their names and who tender directly to the Depositary and Paying Agent will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such nominee as to whether they charge any service fees.

Except as otherwise provided in the Offer to Purchase, stockholders have withdrawal rights that are exercisable until the Expiration Time or, in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after October 14, 2019, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Offeror has accepted for payment the Shares validly tendered in the Offer. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the Expiration Time. For a withdrawal of Shares to be effective, a written or, with respect to “eligible institutions,” facsimile transmission, of a notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless those Shares have been tendered for the account of any eligible institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

All questions as to the form and validity of any notice of withdrawal will be determined by the Offeror, in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Tower has provided the Offeror with its list of stockholders and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other Offer related materials to stockholders. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Tower’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The acquisition of Tower by Parent and the Offeror will be funded through a combination of Parent’s cash on hand and the proceeds from the debt facilities contemplated by the Debt Commitment Letter (as defined in the Offer to Purchase) and an equity investment contemplated pursuant to the Equity Commitment Letter (as defined in the Offer to Purchase).

The tender of Shares in the Offer for cash or the exchange of Shares for cash pursuant to the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Tower stockholders are urged to consult their own tax advisors.

The Offer to Purchase, the related Letter of Transmittal and Tower’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Tower Board and the reasons therefor) contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Tower stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Except as set forth in the Offer to Purchase, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

August 15, 2019